Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-101541, 33-71130 of Black Hills Corporation on Form S-3 and in Registration Statement Nos. 33-63059, 333-17451, 333-61969, 333-82787, 333-30272 and 333-63264 of Black Hills Corporation on Form S-8 of our report dated June 4, 2003, relating to the financial statements of Black Hills Corporation Retirement Savings Plan as of and for the year ended December 31, 2002 appearing in this Annual Report on Form 11-K of Black Hills Corporation Retirement Savings Plan for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 24, 2003